     EXHIBIT 10.5
SUPPLEMENTAL PROFIT SHARING PLAN FOR
EMPLOYEES OF TRINITY INDUSTRIES, INC.
AND CERTAIN AFFILIATES
AS RESTATED EFFECTIVE JANUARY 1, 2005

i

ii

SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF
TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES
AS RESTATED EFFECTIVE JANUARY 1, 2005
ARTICLE I
PURPOSE
     TRINITY INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Company”), hereby restates the SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES (hereinafter, the “Plan”), such restatement to be effective as of January 1, 2005, or as otherwise stated herein;
WITNESSETH:
     WHEREAS, the Company has previously adopted and maintains the Plan to promote in certain of its highly compensated employees and those of its affiliates the strongest interest in the successful operation of the business and increased efficiency in their work and to provide an opportunity for accumulation of funds for their retirement; and
     WHEREAS, it is intended that the Plan be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974 (hereinafter, “ERISA”); and
     WHEREAS, the Company now desires to amend and restate the Plan, effective January 1, 2005, or as otherwise provided herein, to meet the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and intends that the Plan be interpreted and administered in accordance with Section 409A of the Code and any guidance issued thereunder.
     NOW, THEREFORE, the Company hereby agrees as follows:

ARTICLE II
DEFINITIONS, CONSTRUCTION, AND APPLICABILITY
2.01	Definitions

The following words and phrases, when used herein, unless their context clearly indicates otherwise, shall have the following respective meanings:
(a)	ACCOUNT: A Participant’s Compensation Reduction Contribution Account, Matching Contribution Account, Additional Matching Contribution Account and/or Discretionary Contribution Account, as the case may be.

(b)	ADDITIONAL MATCHING CONTRIBUTION: Any amount credited by an Employer for a Plan Year to a Participant pursuant to Section 4.01(c) of the Prior Plan in Plan Years prior to 2004.

(c)	ADDITIONAL MATCHING CONTRIBUTION ACCOUNT: The account maintained for a Participant on the books of his Employer to which Additional Matching Contributions and adjustments related thereto were credited in Plan Years prior to 2004.

(d)	ADMINISTRATOR: Any person or persons appointed by the Committee with responsibility for any portion or all of the day-to-day operation of the Plan.

(e)	AFFILIATE: Any corporation (other than an Employer) which is included within a controlled group of corporations (as defined in Code Section 414(b)) which includes an Employer; any trade or business (other than an Employer), whether or not incorporated, which is under common control (as defined in Code Section 414(c)) with an Employer; any organization (other than an Employer), whether or not incorporated, which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes an Employer; and any other entity required to be aggregated with an Employer pursuant to regulations under Code Section 414(o).

(f)	ANNUAL INCENTIVE COMPENSATION: Any amount payable as an annual bonus to a Participant pursuant to the Company’s incentive pay program.

(g)	AUTHORIZED LEAVE OF ABSENCE: Any absence authorized by an Employer under the Employer’s standard personnel practices provided that all persons under similar circumstances must be treated alike in the granting of such Authorized Leaves of Absence and provided further that the Participant returns within the period of authorized absence. An absence due to service in the Armed Forces of the United States shall be considered an Authorized Leave of Absence provided that the absence is caused by war or other emergency, or provided that the Employee is required to serve under the laws of conscription in time of peace, and further provided that the Employee returns to employment with the Employer within the period provided by law.
(h)	AWARD COMPENSATION: All items taxable as the Participant’s ordinary income under the Trinity Industries, Inc. 2004 Stock Option and Incentive Plan and any prior version of such Plan; provided that Award Compensation expressly shall not include income or gain attributable to incentive stock options awarded thereunder.

(i)	BASE COMPENSATION: All amounts payable to a Participant which constitute scheduled items of salary or wages.

(j)	BENEFICIARY: A person or persons (natural or otherwise) designated by a Participant in accordance with the provisions of Section 6.07 to receive any death benefit which shall be payable under this Plan.

(k)	CHANGE IN CONTROL: Change in Control means the occurrence of any event or transaction constituting a “change in ownership or effective control” within the meaning of Treasury Regulations or other Internal Revenue Service guidance promulgated pursuant to Section 409A(a)(2)(A)(v) of the Code. The occurrence of a Change in Control will be determined and certified by the Committee strictly in accordance with the foregoing sentence; the Committee may not exercise discretion in applying the requirements of relevant Internal Revenue Service guidance in the determination of the occurrence of a Change in Control.

(l)	CODE: The Internal Revenue Code of 1986, as amended from time to time.

(m)	COMMITTEE OR PLAN COMMITTEE: The persons appointed under the provisions of Article VIII to administer the Plan.

(n)	COMPANY: TRINITY INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

(o)	COMPENSATION: Annual Incentive Compensation, Award Compensation and/or Base Compensation paid to a Participant.

(p)	COMPENSATION REDUCTION CONTRIBUTION: An amount credited by an Employer for the Plan Year to a Participant pursuant to Section 4.01(a) hereof.

(q)	COMPENSATION REDUCTION CONTRIBUTION ACCOUNT: The account maintained for a Participant on the books of his Employer to which Compensation Reduction Contributions and adjustments related thereto are credited.

(r)	DISABLED OR DISABILITY. A Participant will be considered Disabled for Plan purposes if the Participant:
(1)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(2)	is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan sponsored by the Employer.
Any determination of Disability shall be made in accordance with the requirements of Section 409A of the Code and any guidance issued thereunder.
(s)	DISCRETIONARY CONTRIBUTIONS: Any amount credited by an Employer for the Plan Year to a Participant pursuant to Section 4.01(d) hereof.

(t)	DISCRETIONARY CONTRIBUTION ACCOUNT: The account maintained for a Participant on the books of his Employer to which Discretionary Contributions and adjustments related thereto are credited.

(u)	EFFECTIVE DATE: Except where otherwise indicated herein, January 1, 2005, the date on which the provisions of this amended and restated Plan become effective.

(v)	ELAPSED-TIME EMPLOYMENT: With respect to an Employee, the period beginning on his Employment Commencement Date (or Reemployment Commencement Date, as the case may be) and ending on the date of his Severance from Service. Such period shall be determined without regard to the actual number of Hours of Employment completed by the Employee during such period. Except to the extent otherwise permitted by the Committee in its sole discretion, Elapsed-Time Employment completed with an Affiliate or a Participating Employer prior to the date on which such Affiliate or Employer was included within a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company shall not be recognized under this Plan.

(w)	EMPLOYEE: Any individual on the payroll of an Employer (i) whose wages from the Employer are subject to withholding for purposes of

Federal income taxes and for purposes of the Federal Insurance Contributions Act, (ii) who is included within a “select group of management or highly compensated employees,” as such term is used in Section 401(a)(1) of ERISA, and (iii) who is designated by the Plan Committee as eligible to participate in this Plan in accordance with Section 3.01 hereof.
(x)	EMPLOYER or PARTICIPATING EMPLOYER: The Company and any Affiliate of the Company to the extent that an Employee of such Affiliate is a Participant hereunder.

(y)	EMPLOYMENT COMMENCEMENT DATE: The first date on which an Employee completes an Hour of Employment.

(z)	ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

(aa)	EXTENDED ABSENCE EMPLOYEE: An Employee who is absent from his Employer’s employment solely because of (i) the Employee’s pregnancy, (ii) the birth of the Employee’s child, (iii) the placement of a child with the Employee in connection with the adoption of the child by the Employee, or (iv) the care of a child by the Employee during the period immediately following such child’s birth to, or placement with, the Employee.

(bb)	FORFEITURES: The portion of a Participant’s Matching Contribution Account, Additional Matching Contribution Account and Discretionary Contribution Account, if any, which is forfeited because of a Severance from Service before full vesting.

(cc)	HOUR OF EMPLOYMENT: Each hour (i) for which an Employee is on an Authorized Leave of Absence or is directly or indirectly paid or entitled to payment by his Employer for the performance of duties or for reasons other than the performance of duties, or (ii) for which back-pay has been agreed to by the Employer. Hours of Employment shall be determined from records maintained by each Employer; provided, however, that an Employer may elect to determine Hours of Employment for any classification of Employees which is reasonable, nondiscriminatory and consistently applied, on the basis that Hours of Employment include forty-five (45) Hours of Employment for each week or portion thereof during which an Employee is credited with one (1) Hour of Employment. Except to the extent otherwise permitted by the Committee in its sole discretion, Hours of Employment completed with an Affiliate or a Participating Employer prior to the date on which such Affiliate or Employer was included within a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company shall not be recognized under this Plan.

(dd)	INITIAL EFFECTIVE DATE: July 1, 1990, the date on which the Plan was established.

(ee)	MATCHING CONTRIBUTION ACCOUNT: The account maintained for a Participant on the books of his Employer to which Matching Employer Contributions and adjustments related thereto are credited.

(ff)	MATCHING EMPLOYER CONTRIBUTION: Any amount credited by an Employer for a Plan Year to a Participant pursuant to Section 4.01(b) hereof.

(gg)	PARTICIPANT: An Employee participating in the Plan in accordance with the provisions of Sections 3.01 and 3.02 hereof.

(hh)	PARTICIPATION: The period commencing on the date on which an Employee becomes a Participant and ending on the date on which the Employee incurs a Break in Service (as defined in Section 3.03(d)).

(ii)	PERFORMANCE-BASED COMPENSATION: Compensation with respect to which the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.

(jj)	PLAN: The SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE JANUARY 1, 2005, the Plan set forth herein, as amended from time to time.

(kk)	PRIOR PLAN: The SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES, as in effect prior to the Effective Date.

(ll)	REEMPLOYMENT COMMENCEMENT DATE: The first date on which an Employee completes an Hour of Employment upon his return to the employment of the Employers after a Break in Service.

(mm)	RETIRE or RETIREMENT: Termination of employment after attaining age 65 or, if later, the fifth anniversary of the Participant’s Employment Commencement Date.

(nn)	SERVICE: A Participant’s period of employment with the Employers determined in accordance with Section 3.03.

(oo)	SEVERANCE FROM SERVICE: With respect to an Employee, the later of (1) or (2), where—
(1)	is the earlier of (i) the date on which he quits, or is discharged from, the employment of the Employers, or the date of his retirement or death, or (ii) the first anniversary of the first date of a period in which he remains absent from the employment of the Employers, with or without pay, for any reason other than one specified in (i), above, such as vacation, holiday, sickness, Authorized Leave of Absence or layoff; and
(2)	is, in the case of an Extended Absence Employee, the second anniversary of such Employee’s absence.
(pp)	SHORT PLAN YEAR: The period of time from April 1, 2001 through December 31, 2001.

(qq)	STOCK UNIT: A deemed share of Company common stock, more fully described in Section 5.04 hereof.

(rr)	TRUST (or TRUST FUND): The fund known as the TRINITY INDUSTRIES, INC. SUPPLEMENTAL PROFIT SHARING AND DEFERRED DIRECTOR FEE TRUST, maintained in accordance with the terms of the trust agreement, as from time to time amended, which constitutes a part of this Plan.

(ss)	TRUSTEE: The corporation, individual or individuals appointed to administer the Trust in accordance with the agreement governing the Trust.

(tt)	UNFORESEEABLE EMERGENCY. A severe financial hardship to the Participant resulting from any of the following:
(1)	an illness or accident of the Participant or the illness or accident of the Participant’s spouse or dependent (as defined in Section 152(a) of the Code);

(2)	loss of the Participant’s property due to casualty; or

(3)	any other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant’s control.
Any determination of Unforeseeable Emergency shall be made in accordance with the requirements of Section 409A of the Code and any guidance issued thereunder.

(uu)	VALUATION DATE: The last day of each month (or if no Company stock is traded on such date, the immediately preceding trading date), and such other dates as the Committee in its discretion may prescribe.

(vv)	YEAR or PLAN YEAR: The twelve (12)-month period beginning each January 1 and ending on the next succeeding December 31.
2.02	Construction

The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular provision or Section.

2.03	Applicability

The provisions of this Plan shall apply only to a Participant who terminates employment on or after the Effective Date. In the case of a Participant who terminates employment prior to the Effective Date, the rights and benefits, if any, of such former Employee shall be determined in accordance with the provisions of the Prior Plan, as in effect on the date on which his employment terminated.

ARTICLE III
PARTICIPATION AND SERVICE
3.01	Eligibility to Participate

The Committee shall make all determinations regarding an individual’s eligibility to participate in the Plan. The Committee’s determination shall be final notwithstanding that (i) an individual may have been told that he or she is entitled to participate in the Plan, (ii) an individual may have been given Plan materials or forms, or (iii) other actions may have been taken indicating that an individual may participate.

Each Employee shall become a Participant on the date on which his or her initial Compensation Reduction Agreement first becomes effective, provided that under no circumstances shall an individual be an eligible Employee hereunder until the first day of the calendar quarter immediately following his Employment Commencement Date.

Notwithstanding the preceding provisions of this Section 3.01, an Employee who was a Participant under the Prior Plan shall continue as a Participant under this Plan, to the extent provided hereunder. All references hereunder to such Participant’s Compensation Reduction Agreement shall include his salary reduction agreement executed under the Prior Plan.

3.02	Election to Participate

After having received a written explanation of the terms of and the benefits provided under the Plan, each eligible Employee shall become a Participant only after he or she (i) elects to participate in the Plan on such form or forms as the Committee may provide and (ii) executes a Compensation Reduction Agreement in accordance with the following.
(a)	Compensation Reduction Contribution Elections.
(1)	Deferrals of Base Compensation. With respect to deferrals of Base Compensation, a Participant must file a Compensation Reduction Agreement with the Administrator within the time period established by the Administrator, but in all events no later than the close of the calendar year immediately preceding the calendar year in which the services to which the Agreement relates are performed. In the Plan Year in which an Employee is first designated as eligible to participate in the Plan, he or she must file a Compensation Reduction Agreement with the Administrator within thirty (30) days after such designation is made, and his or her election will relate only to Base Compensation earned after his or her initial Compensation Reduction Agreement is effective.

(2)	Deferrals of Annual Incentive Compensation and Award Compensation. With respect to deferrals of Annual Incentive Compensation which is Performance-Based Compensation, a Participant must file a Compensation Reduction Agreement with the Administrator no later than six months before the end of the period in which the services to which the Agreement relates are performed. With respect to deferrals of Annual Incentive Compensation which is not Performance-Based Compensation, the Participant must file a Compensation Reduction Agreement with the Administrator no later than the close of the calendar year immediately preceding the calendar year in which the services to which the Agreement relates are performed.

Elective deferrals of Award Compensation shall not be permitted under the Plan on and after January 1, 2005.

(3)	Duration of Compensation Deferral Election. Once a Participant has commenced participation in the Plan, if the Participant fails to file a new election related to the deferral of Compensation under the Plan, the Participant’s last valid election on file with the Administrator will remain effective until subsequently modified or revoked by the Participant in accordance with Section 4.02(b) hereof.
(b)	Distribution Elections.
(1)	Date on Which Payment is Made or Commences. A Participant may not make an election regarding the date on which payment shall be made or commence. Payment will be made or commence on the date specified in Section 6.02(c) or (d) hereof, as applicable, except to the extent a modification has been made in accordance with Section 6.02(d).

(2)	Form of Distribution. The form of distribution of a Participant’s Accounts shall be determined in accordance with the Participant’s election under Section 6.02(a) hereof or, if Section 6.02(b) hereof is applicable, in accordance with such Section 6.02(b). An election regarding the form of distribution of a Participant’s Accounts shall be made by the Participant on the date on which the Participant files his or her initial Compensation Reduction Agreement. The form of payment so elected by the Participant shall be effective as to all Contributions made by or on behalf of the Participant.

(3)	Modifications. Elections related to the form of distribution may be modified only to the extent that such modification is consistent with the requirements of Section 6.02(d) hereof.

(c)	Reemployment of Former Participant. An active Participant who incurs a Severance from Service and who is subsequently reemployed by an Employer may reenter the Plan as an active Participant on his Reemployment Commencement Date or on the first day of any of his next following taxable years, but only if (i) he continues to qualify as an Employee within the meaning of Section 2.01(w) hereof and (ii) prior to such date he shall have again undertaken the actions specified in Section 3.02(a) and (b) hereof. In the event that a Participant shall cease to qualify as an Employee within the meaning of Section 2.01(w) hereof, his Participation shall thereupon cease but he shall continue to accrue Service hereunder during the period of his continued employment with the Employers.

(d)	Special Rule Related To Change in Control. Any provisions of this Plan to the contrary notwithstanding, effective on and after the date of a Change in Control, the term “Participant” shall be limited to those individuals who satisfy the requirements set forth for participation in this Plan and who were Participants in this Plan as of the date immediately prior to the date of such Change in Control.
3.03	Service

The amount of benefit payable to or on behalf of a Participant shall be determined on the basis of his period of Service, in accordance with the following:
(a)	In General. Subject to the Break in Service provisions of paragraph (d) of this Section, an Employee’s Service shall equal the total of his Elapsed-Time Employment. Service shall be counted in years and completed days.
(b)	Transfers from Affiliates. In the event that an Employee who at any time was employed by an Affiliate either commences employment with a Participating Employer, or returns to the employment of a Participating Employer, then, except as otherwise provided below, such Employee shall receive Service with respect to the period of his employment with such Affiliate (to the extent not credited under paragraph (c) of this Section). In applying the provisions of the preceding sentence—
(1)	except to the extent otherwise permitted by the Committee in its sole discretion, such Employee shall not receive Service with respect to any period of employment with such Affiliate completed prior to the date on which such Affiliate became an Affiliate;
(2)	the amount of such Service shall be determined in accordance with paragraph (a) of this Section, as if such Affiliate were a Participating Employer; and
(3)	if such Employee incurs a Break in Service (as defined in paragraph (d) of this Section and determined as if such Affiliate were a Participating Employer) prior to his commencement of employment with the Participating Employer or return to the employment of the Participating Employer, then the amount of such Employee’s Service attributable to the period of his employment with such Affiliate shall be determined in accordance with paragraph (d) of this Section.
(c)	Transfers to Affiliate. In the event that a Participant who at any time was employed by a Participating Employer either commences employment with an Affiliate, or returns to the employment of an Affiliate, then, except as otherwise provided below, such Participant shall receive Service with respect to the period of his employment with such Affiliate (to the extent not credited under paragraph (b) of this Section). In applying the provisions of the preceding sentence—
(1)	the amount of such Service shall be determined in accordance with paragraph (a) of this Section, as if such Affiliate were a Participating Employer; and
(2)	if such Participant incurs a Break in Service (as defined in paragraph (d) of this Section and determined as if such Affiliate were a Participating Employer) prior to his commencement of employment with the Affiliate or return to the employment of the Affiliate, then the amount of such Participant’s Service attributable to his prior period of employment with the Participating Employer shall be determined in accordance with paragraph (d) of this Section.
(d)	Break in Service. An Employee who incurs a Severance from Service and who fails to complete at least one (1) Hour of Employment during the twelve (12)-month period beginning on the date of such Severance from Service shall have a Break in Service. If, during the twelve (12)-month period beginning on the date of an Employee’s Severance from Service, the Employee shall return to the employment of a Participating Employer by completing at least one (1) Hour of Employment within such twelve (12)-month period, then such Employee will not have a Break in Service and shall receive Service for the period beginning on the date of his Severance from Service and ending on the date of his reemployment; provided, however, that in the case of an Employee who is absent from the employment of the Participating Employers for a reason specified in Section 2.01(oo)(1)(ii) hereof and who, prior to the first anniversary of the first date of such absence, incurs a Severance from Service for a reason specified in Section 2.01(oo)(1)(i) hereof, such Employee shall receive Service only if he completes at least one (1) Hour of Employment within the twelve (12)-month period beginning on the first date of such absence and shall receive such Service only for the period beginning on the first day of such absence and ending on the date of his reemployment. Upon incurring a Break in Service, an Employee’s rights and benefits under the Plan shall be determined in accordance with his Service at the time of the Break in Service. For a Participant who, at the time of a Break in Service, satisfied any requirements of this Plan for vested benefits, his pre-break Service shall, upon his Reemployment Commencement Date, be restored in determining his rights and benefits under the Plan. For an Employee who, at the time of a Break in Service, had not fulfilled such requirements, periods of pre-break Service shall, upon his Reemployment Commencement Date, be restored only if the consecutive periods of Break in Service were less than the greater of (i) sixty (60) months or (ii) the total period of pre-break Service.
(e)	Special Rule for Participants After Initial Eligibility Date. Notwithstanding the preceding provisions of this Section 3.03, the Elapsed-Time Employment and Service of any Participant who failed to elect to participate hereunder pursuant to Section 3.02 hereof prior to the date on which he was first eligible to do so pursuant to Section 3.01 hereof shall be determined as if his Employment Commencement Date were the later of (i) the Initial Effective Date or (ii) the date on which he first completes an Hour of Employment. In addition, in the case of a Participant who was not employed by an Employer on the Initial Effective Date but was so employed prior to such date, such prior period of employment shall not, under any circumstances, be treated as Service unless such Participant elects to participate hereunder pursuant to such Section 3.02 prior to the date on which he was first eligible to do so pursuant to such Section 3.01.
(f)	Special Rule for Extended Absence Employees. Notwithstanding the preceding provisions of this Section 3.03, in the case of an Extended Absence Employee, the period between the first and second anniversaries of such Employee’s absence shall, under no circumstances, be treated as a period of Service.
3.04	Transfer

An Employee who is transferred between Participating Employers shall be as eligible for Participation and benefits as in the absence of such transfer.

ARTICLE IV
CONTRIBUTIONS AND FORFEITURES
4.01	Employer Contributions

Employers shall credit Participant Accounts in accordance with the following:
(a)	Compensation Reduction Contributions. For each Year, each Employer shall credit the Compensation Reduction Contribution Account of each of its Employees participating in the Plan with an amount agreed to be credited by such Employer pursuant to a Compensation Reduction Agreement entered into between the Employer and the Participant for such Year, as provided in Section 4.02 hereof; provided that if such Participant is also a participant in the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates, such Participant must first have elected to contribute the maximum permissible salary reduction contribution for the Year to his salary reduction contribution account under such Profit Sharing Plan, with such maximum permissible amount to be determined by reference to all applicable limitations of (i) Code Section 401, (ii) the provisions of such Profit Sharing Plan and (iii) other applicable law. The maximum amount that may be deferred each Plan Year shall be established by the Administrator from time to time. Such Compensation Reduction Agreement shall include a separate deferral election for each of the following types of Compensation:
(i)	Base Compensation;

(ii)	Annual Incentive Compensation;

(iii)	Performance-Based Compensation; and

(iv)	For Plan Years beginning prior to January 1, 2005, Award Compensation.
(b)	Matching Employer Contributions. For each Plan Year, each Employer shall credit a Matching Employer Contribution amount in the form of cash to each of its Employees for whom an amount was credited pursuant to paragraph (a) of this Section 4.01; provided, however, that no such Matching Employer Contribution shall be credited prior to the date on which such Employee completes one (1) year of Service. Such Matching Employer Contribution, when added to the Forfeitures which have become available for application as of the end of the Year pursuant to Section 4.03 hereof, shall be equal to a percentage of that portion of the Participant’s Compensation Reduction Contribution for such Year pursuant to Section 4.02 hereof which does not exceed six percent (6%) of his Base Compensation plus Annual Incentive Compensation for such Year, based on his years of Service as follows:

Years of Service	Applicable Percentage
Less than 1	0%
1 but less than 2	25%
2 but less than 3	30%
3 but less than 4	35%
4 but less than 5	40%
5 or more	50%
For purposes of determining a Participant’s Matching Employer Contribution under this paragraph (b), if a Participant’s Employment Commencement Date is any date on or after January 1, 2001 and on or before March 31, 2001, and such Participant is employed as of the last day of the Short Plan Year, he shall be credited with a year of Service for such Short Plan Year.
(c)	Limitations on Matching Contributions. Except in the case of a Participant who Retires, dies or incurs a Disability during a Year, no Matching Employer Contributions shall be credited to a Participant for a Year unless such Participant is actively employed by an Employer on the last day of such Year. In addition, no Matching Employer Contributions shall be credited to Participants for a Year unless the Company’s earnings per share for such Year are sufficient to cover dividends to stockholders; provided that in no event shall a Matching Employer Contribution be made if the Company’s net profits for such Year are less than Thirty-Three and one-third Cents ($.33-1/3) per share; provided further, that the Board of Directors or the Human Resources Committee of the Board of Directors, in its discretion, may elect to waive such earnings requirement. In addition, and notwithstanding paragraph (b) of this Section, the amount of Matching Employer Contribution credited to a Participant for a Year under this Plan shall be reduced by the amount of any matching contribution credited to the Participant for such Year under the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates.
(d)	Discretionary Contributions. In addition to the contributions described above, for each Year an Employer may, but shall not be required to, credit the Discretionary Contribution Account of any one or more Participants in its employ during such Year with such amounts in cash as the Employer may determine in its sole discretion.
4.02	Participant Compensation Reduction
(a)	General. Prior to commencement of participation hereunder, a Participant shall have entered into a written Compensation Reduction Agreement with his Employer in accordance with Section 3.02(a) hereof. The terms of such Compensation Reduction Agreement shall provide that the

Participant agrees to accept a reduction in Compensation from the Employer. In consideration of such agreement, the Employer will credit the Participant’s Compensation Reduction Contribution Account for each Year with an amount equal to the total amount by which the Participant’s Compensation from the Employer was reduced during the Year pursuant to the Compensation Reduction Agreement.
(b)	Additional Election Requirements. In addition to the requirements of Section 3.02(a) hereof, Compensation Reduction Agreements shall be further governed by the following:
(1)	A Compensation Reduction Agreement shall specify the types of Compensation to which it will apply and shall be effective during the period in which it is on file with the Administrator, but in no event shall such Agreement be effective to (i) reduce Award Compensation which is attributable to the exercise of nonqualified stock options, the lapse of all restrictions on a grant of restricted stock, the exercise of stock appreciation rights or the payment of dividend equivalent rights and which is payable during the six (6) month period immediately following the date of execution of the agreement; or (ii) reduce payments of Base Compensation, Annual Incentive Compensation or other types of Award Compensation for services completed on or before the date on which such Compensation Reduction Agreement is filed with the Administrator.
(2)	A Compensation Reduction Agreement relating to a Plan Year may not be modified or revoked once such Plan Year has commenced except as provided in Section 6.05(b) hereof following a Participant’s receipt of a Plan distribution due to an Unforeseeable Emergency. Any modification to or termination of a Compensation Reduction Agreement relating to a subsequent Plan Year must be made prior to the close of the calendar year immediately preceding the calendar year in which the services are performed and to which the modified or terminated Agreement relates. If a Participant terminates his Compensation Reduction Agreement as provided above, he may subsequently elect to enter into another Compensation Reduction Agreement, provided that he is at such time an eligible Employee and provided further that such election is made with respect to a succeeding calendar year in accordance with Section 3.02(a) hereof.
4.03	Forfeitures

If, upon a Severance from Service, a Participant is not entitled to a distribution of the entire balance in his Matching Contribution Account, Additional Matching Contribution Account and/or Discretionary Contribution Account, then the amount to which the Participant is not entitled shall become a Forfeiture and shall be deducted from the Participant’s Accounts at such time. The portion of the Participant’s Accounts which is not a Forfeiture shall continue to be adjusted as provided in Section 5.03(a) hereof until it is distributed in full. The Participant shall receive a distribution of the nonforfeitable portion of his Accounts pursuant to Article VI hereof.

ARTICLE V
ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS
5.01	Individual Accounts

The Committee shall create and maintain adequate records to disclose the interest hereunder of each Participant, Former Participant and Beneficiary. Such records shall be in the form of individual accounts, and credits and charges shall be made to such accounts in the manner herein described. A Participant shall have appropriate separate Accounts, including a Compensation Reduction Contribution Account, a Matching Contribution Account, an Additional Matching Contribution Account (attributable to Additional Matching Contributions made on behalf of a Participant for Plan Years beginning prior to January 1, 2004) and a Discretionary Contribution Account.

5.02	Investment of Accounts
(a)	Participant Election. The Committee shall credit each Participant’s Accounts with earnings or losses according to the hypothetical investment selections made by the Participant pursuant to his participation agreement executed pursuant to Section 3.02 hereof. In accordance with certain limitations on investment designations in Section 5.02(b) hereof, the Committee shall adopt rules concerning the manner in which a Participant may elect to change his hypothetical investment selections, provided that a Participant shall be permitted to do so no less frequently than as of the first day of each month. Effective for Plan Years beginning on and after January 1, 2004, the earnings or losses attributable to a Participant’s Accounts shall be determined as if the amounts credited to such Accounts were actually invested in Stock Units, to the extent elected hereunder, and, to the extent not so elected or to the extent prohibited hereunder, in the hypothetical investments selected under the Participant’s participation agreement. In the case of a Participant receiving installment payments under Article VI hereof, the Participant’s Accounts shall continue to receive allocations of earnings or losses in accordance with this subsection until his Accounts are paid in full. If a Participant’s participation agreement fails to designate one or more hypothetical investment selections, the Participant’s Accounts will be deemed invested in the investment option designated as having the least investment risk.

(b)	Investment Options. The Committee shall have sole and absolute discretion with respect to the number and types of investment options made available for selection by Participants pursuant to this Section, the timing of Participant investment elections and the method by which adjustments are made. The Committee may in its sole discretion refuse to recognize Participant elections that it determines may cause the Participant’s Accounts to become subject to the short-swing profit provisions of Section 16b of the Securities Exchange Act of 1934 and establish special election procedures for Participants subject to Section 16 of such Act.

On and after January 1, 2004, amounts contributed to a Participant’s Matching Contribution Account, Additional Matching Contribution Account, and Discretionary Contribution Account shall not be treated as invested in Stock Units. In addition, amounts credited to a Participant’s Matching Contribution Account, Additional Matching Contribution Account, or Discretionary Contribution Account and deemed invested in any other media may not, on or after such date, be treated as transferred into or out of deemed investments in Stock Units. Compensation Reduction Contributions may, at the Participant’s election, be treated as invested in Stock Units, either at the time such amounts are initially credited to the Participant’s Compensation Reduction Contribution Account or following deemed investment in other media; provided, however, that following a deemed investment in Stock Units, such Contributions may not be treated as transferred out of deemed investments in Stock Units.

The designation of investment options by the Committee shall be for the sole purpose of adjusting Accounts pursuant to this Section, and except to the extent that deemed investments in Stock Units were required hereunder for Plan Years beginning prior to January 1, 2004, the provisions of this Article V shall not obligate the Company or any of the Employers to invest or set aside any assets for the payment of benefits hereunder; provided, however, that the Company or an Employer may invest a portion of its general assets in investments, including investments which are the same as or similar to the investment indices designated by the Committee and selected by Participants, but any such investments shall remain part of the general assets of the Company or such Employer and shall not be deemed or construed to grant a property interest of any kind to any Participant, designated Beneficiary or estate. The Committee shall notify the Participants of the investment indices available and the procedures for making and changing elections.

(c)	Non-Binding Status of Elections. A Participant’s hypothetical investment selections pursuant to the immediately preceding paragraph shall be made solely for purposes of crediting earnings and/or losses to his Accounts under Section 5.03 of this Plan. The Committee shall not, in any way, be bound to actually invest any amounts set aside pursuant to Article VII below to satisfy its obligations under this Plan in accordance with such selections.

5.03	Account Adjustments

The accounts of Participants, Former Participants and Beneficiaries shall be adjusted in accordance with the following:
(a)	Valuation Adjustments. As of each Valuation Date, the amount credited to a Participant’s Accounts as of the preceding Valuation Date, less any distributions or Forfeitures with respect to such Accounts since such preceding Valuation Date, shall be adjusted by reference to the fluctuations in value, taking into account gain, loss, expenses and other adjustments, of the investments selected by the Participant for the investment adjustment of his or her Accounts, with such adjustments to be made in the manner prescribed by the Committee. Following such adjustment, the amounts credited to a Participant’s Accounts shall be increased to take into account additional deferrals and contributions credited to such Accounts since the preceding Valuation Date.

(b)	Compensation Reduction Contributions. The amount credited pursuant to Section 4.01(a) hereof for a Year as a Compensation Reduction Contribution shall be allocated to the Participant’s Compensation Reduction Contribution Account as of the date on which such Compensation Reduction Contribution would otherwise have been paid to the Participant as Compensation.

(c)	Matching Contributions. Any amounts credited to a Participant by an Employer pursuant to Section 4.01(b) hereof during a Year shall be allocated to the Participant’s Matching Contribution Account at such time as may be determined by the Employer in its absolute discretion.

(d)	Discretionary Contributions. Any amounts credited to a Participant by an Employer pursuant to Section 4.01(d) hereof during a Year shall be allocated to the Participant’s Discretionary Contribution Account at the time determined by the Employer in its absolute discretion.
5.04	Stock Units
(a)	General. For purposes of calculating the number of Stock Units credited or deemed credited to a Participant’s Compensation Reduction Contribution Account pursuant to Section 5.03(b) hereof, and, for Plan Years beginning prior to January 1, 2004, Section 5.03(d) hereof, the price of a Stock Unit shall be equal to one hundred percent (100%) of the closing price on the New York Stock Exchange of a share of the Company’s common stock on the date on which the Stock Units are credited or deemed credited to the Participant’s Accounts (or if no shares of the Company’s common stock are traded on such date, on the immediately preceding trading date). For Plan Years beginning prior to January 1, 2004, for purposes of calculating the number of Stock Units credited to a Participant’s Matching Contribution Account or Additional Matching Contribution Account, the price of a Stock Unit shall be equal to one hundred percent (100%) of the average daily closing price on the New York Stock Exchange of a Share of the Company’s common stock for the Year with respect to which the Stock Units are credited to the Participant’s Accounts, provided that for Stock Units credited with respect to the Year ending March 31, 2000, such average daily closing price shall be calculated for the period beginning on January 1, 2000 and ending on such March 31, 2000.
(b)	Voting Rights. A Participant shall not be entitled to any voting rights with respect to the Stock Units credited or deemed credited to his Accounts.

(c)	Dividends. To the extent that a dividend is paid on the Company’s common stock, the Committee shall credit to the Accounts of each Participant whose Accounts are invested or deemed invested in Stock Units an amount in cash equal to the value of such dividends.

(d)	Dilution and Other Adjustments. In the event of any change in the outstanding shares of common stock of the Company by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other similar change, the Committee shall adjust the number or kind of Stock Units then allocated or deemed allocated to the Participants’ Accounts as follows:
(1)	Subject to any required action by stockholders, the number of Stock Units shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Company’s common stock resulting from (i) a subdivision or consolidation of shares, (ii) the payment of a stock dividend or (iii) any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

(2)	In the event of a change in the shares of the Company’s common stock as presently constituted, which is limited to a change of par value into the same number of shares with a different par value or without par value, the shares of the Company’s common stock resulting from any such change shall be deemed to be the shares of common stock within the meaning of this Plan.
Any adjustments made by the Committee pursuant to this Section 5.04 shall be final, binding, and conclusive.

Except as hereinbefore provided in this Section 5.04, a Participant to whose Account Stock Units are allocated shall have no rights by reason of (i) any subdivision or consolidation of the Company’s stock or securities, (ii) the payment of any stock dividend or (iii) any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, reorganization, merger, or consolidation or spinoff of assets or stock of another corporation, and any issuance by the Company of additional shares of stock (of any class), or securities convertible into shares of stock (of any class), shall not affect the number of Stock Units allocated to such Participant’s Accounts under this Plan.

ARTICLE VI
DISTRIBUTION OF BENEFITS
6.01	General

Within thirty (30) days following a Participant’s termination of employment, the Committee (i) shall certify to the Trustee or the Treasurer of the Employer, as applicable, the total amount of the allocations to the credit of the Participant on the books of each Employer by which the Participant was employed at a time when amounts were credited by such Employer to his Accounts and the Participant’s nonforfeitable interest in such Accounts, and (ii) shall determine whether the payment of the amounts credited to the Participant’s Accounts under the Plan is to be paid directly by the applicable Employer, from the Trust Fund, or by a combination of such sources (except to the extent that the provisions of the Trust specify payment from the Trust Fund).

6.02	Payments of Benefits

Payment of the nonforfeitable portion of the amounts credited to a Participant’s Accounts shall be made in accordance with the following provisions:
(a)	Death, Disability or Retirement. Payments made with respect to a Participant’s termination of employment on account of death, Disability or Retirement, shall be made in one or more of the following forms, as previously elected by the Participant in accordance with Section 3.02(b) hereof:
(1)	In a lump sum; or

(2)	In annual periodic payments for the number of years elected by the Participant, not in excess of 20. Each payment shall be in an amount equal to a fraction of the Participant’s Account, where such fraction for each payment shall be one (1) divided by the number of payments remaining (including the current payment), and in which event the unpaid balance shall continue to be adjusted as provided in Section 5.03(a) hereof until it is distributed in full. For purposes of determining the amount of each payment, if a payment will be made before the fifteenth day of a given month, the Participant’s Account will be valued as of the first day of the month in which payment is made; if a payment will be made after the fifteenth day of a given month but before the last day of such month, the Participant’s Account will be valued as of the 15th day of the month in which payment is made. In accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii) and (iv) and for purposes of Section 6.02(d) hereof, an election for distribution in the form of periodic payments shall be treated as an election of a series of separate payments.
In the absence of a timely election as to the form of distribution under Section 3.02(b) hereof, all payments made with respect to a Participant’s termination of employment on account of death, Disability or Retirement shall be in the form of a lump sum.

The Administrator shall permit all Participants participating in the Plan in 2005 to make a distribution election on or before December 31, 2005, and if a Participant files a modified distribution election on or before such date, such election shall be treated as if it had been made at the time of the initial deferral election; such an election shall not be treated as a change in the form of a payment under Section 409A(a)(4) of the Code or an acceleration of a payment under Section 409A(a)(3) of the Code and shall not be required to meet the requirements of Section 6.02(d) hereof.

Notwithstanding the preceding, if an eligible Employee is participating in the Plan in 2006 and desires to modify a previously-filed distribution election, he or she must modify such an election and file it with the Administrator on or before December 31, 2006; provided, however, that a Participant may not file a modified distribution election in 2006 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2006 or cause payments to be made in 2006 that would otherwise be made subsequent to 2006. Such an election shall not be treated as a change in the form of a payment under Section 409A(a)(4) of the Code or an acceleration of a payment under Section 409A(a)(3) of the Code and shall not be required to meet the requirements of Section 6.02(d) hereof.

Notwithstanding the preceding, if an eligible Employee is participating in the Plan in 2007 and desires to modify a previously-filed distribution election, he or she must modify such an election and file it with the Administrator on or before December 31, 2007; provided, however, that a Participant may not file a modified distribution election in 2007 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2007 or cause payments to be made in 2007 that would otherwise be made subsequent to 2007. Such an election shall not be treated as a change in the form of a payment under Section 409A(a)(4) of the Code or an acceleration of a payment under Section 409A(a)(3) of the Code and shall not be required to meet the requirements of Section 6.02(d) hereof.

The Committee shall, as of the last day of the calendar quarter within which the Participant terminates employment, certify to the Trustee or the Treasurer of the Employer, as applicable, the method of payment selected by the Participant.

(b)	Termination of Employment. Payments with respect to a Participant’s termination of employment for reasons other than death, Disability or Retirement shall be made in the form of a lump sum.

(c)	Time Payment is Made or Commences.
(1)	If a Participant terminates employment for a reason other than death or Disability, payment of all vested amounts credited to a Participant’s Accounts shall be made or commence on the first business day following the date that is six months from the date on which the Participant separated from service. Elections to delay payment beyond such date are not permitted except as may be permitted in accordance with Section 6.02(d) hereof.

(2)	If a Participant terminates employment due to Disability or death, payment of all vested amounts credited to the Participant’s Accounts shall be made or commence sixty (60) days following the date on which the Participant terminates employment.

(3)	In the case of annual installment payments made pursuant to Section 6.02(a)(2) hereof, payments made subsequent to the first payment in each succeeding calendar year shall be made in the same calendar quarter as the first payment.
This Plan shall be deemed to authorize the payment of all or any portion of a Participant’s benefits from the Trust Fund to the extent such payment is required by the provisions of the Trust; provided, however, that the time and form of distribution shall, in all events, be made as otherwise determined under the terms of the Plan. Payments shall be made in cash or, to the extent that any amount to be distributed has been invested or deemed invested in Stock Units, in common stock of the Company; provided that any amount invested or deemed invested in fractional shares shall, in all events, be paid in cash.
(d)	Modification that Changes Form of Payment.

Except to the extent otherwise provided in Section 6.02(a) hereof, a modification of a Participant’s previous election related to the form of distribution under Section 6.02(a) hereof is ineffective unless all of the following requirements are satisfied:
(1)	Such modification may not be effective for at least twelve (12) months after the date on which the modification is filed with the Administrator.

(2)	Except in the case of modifications relating to distributions on account of death, Disability, or Unforeseeable Emergency, the modification must provide that payment will not commence for at least five (5) years from the date payment would otherwise have been made or commenced.
(3)	Such a modification may not be made less than twelve (12) months prior to the date of the first otherwise scheduled payment.

(4)	Such modification may not permit acceleration of the time or schedule of any payment under the Plan, except as may be permitted pursuant to applicable Treasury Regulations.
(e)	Notwithstanding the preceding provisions of this Section 6.02, if at any time the Participant’s vested interest in the Plan and any other non-qualified, defined contribution plan sponsored by his Employer and in which the Participant participates is less than the applicable dollar amount under Code Section 402(g)(1)(B), the Committee shall distribute such interest to the Participant in one lump sum, provided that the following requirements are satisfied:
(1)	The payment must accompany the termination of the Participant’s entire interest in both the Plan and all similar plans or arrangements that would constitute a nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c); and

(2)	No election must have been provided to the Participant with respect to the receipt of the payment.
(f)	Prior Plan Elections. Notwithstanding the preceding provisions of this Section 6.02 and with respect to an Employee who was a Participant in the Plan in 1999, such Participant’s election with respect to the form of payment made pursuant to the provisions of the Plan in effect at that time shall remain in effect unless modified by the Participant in the manner described in paragraphs (a) or (d) of this Section 6.02.
6.03	Vesting of Benefits
(a)	Compensation Reduction Contribution Account. A Participant is 100% vested in his Compensation Reduction Contribution Account at all times.

(b)	Death or Disability. If a Participant’s termination of employment is attributable to his death or Disability, he shall be entitled to the entire amount then credited to his Accounts.

(c)	Termination of Employment For Reasons Other than Death or Disability.
(1)	Additional Matching Contribution Account. If a Participant’s termination of employment is not attributable to his death or Disability and he has an Additional Matching Contribution

Account to his credit, he shall be entitled to amounts then credited to his Additional Matching Contribution Account to the extent that there have elapsed at least two (2) Plan Years following the end of the Plan Year for which the Additional Matching Contribution was made; provided, however, that if the Participant terminates employment by reason of Retirement, the Committee may, in its sole discretion, deem the Participant to be entitled to the entire amount then credited to his Additional Matching Contribution Account; provided, further, that upon the occurrence of a Change in Control, the Participant shall be entitled to the entire amount then credited to his Additional Matching Contribution Account.
(2)	Other Accounts. If a Participant’s termination of employment is not attributable to his death or Disability, he shall be entitled to a “vested percentage” of the amounts then credited to his Matching Contribution Account and Discretionary Contribution Account, if any, based on his years of Service as follows:

	Vested	Forfeited
Years of Service	Percentage	Percentage

Less than 1	0%	100%
1 but less than 2	20%	80%
2 but less than 3	40%	60%
3 but less than 4	60%	40%
4 but less than 5	80%	20%
5 or more	100%	0%
; provided, however, that if the Participant terminates employment by reason of Retirement, the Committee may, in its discretion, authorize up to full vesting of the entire amount then credited to such Accounts; provided, further, that upon the occurrence of a Change in Control, the Participant shall under all circumstances be entitled to the entire amount then credited to such Accounts. Notwithstanding the preceding provisions of this subparagraph (2), for amounts credited to a Participant’s Matching Contribution Account and Discretionary Contribution Account, if any, pursuant to the terms of the Prior Plan, if the Participant’s termination of employment is attributable to Retirement, he shall under all circumstances be entitled to one hundred percent (100%) of such amounts.
(d)	Amount Credited. For purposes of this Section, the amount credited to a Participant’s Accounts at termination of employment shall include any amounts to be credited pursuant to Section 4.01 hereof for the Year of termination of employment but not yet allocated.

6.04	Death

If a Participant dies while in the service of an Employer, or after termination of employment with the Employers and prior to the complete distribution of all amounts payable to him under the Plan, any remaining amounts payable to the Participant hereunder shall be payable to his Beneficiary. The Committee shall cause the Trustee (to the extent provided in the Trust) or the Treasurer of the Employer, as applicable, to pay to such Beneficiary all of the amounts then standing to the credit of the Participant in his Accounts, with such payment to be made at the time and in the manner specified in Section 6.02 hereof.

6.05	In-Service Distributions

No amounts credited to a Participant’s Accounts shall be distributed to or on behalf of the Participant prior to the occurrence of one of the events specified in the preceding provisions of this Article VI, except as follows:
(a)	Designated Distributions. Prior to the beginning of a calendar year, a Participant may elect that all or any portion of the amount of any Compensation Reduction Contribution to be credited to the Participant’s Compensation Reduction Contribution Account during such calendar year, be distributed to the Participant in the form of a lump sum in a subsequent calendar year designated by the Participant, which subsequent calendar year shall not be earlier than the third calendar year following the calendar year for which the election is made. Such an election shall be irrevocable. Distributions made pursuant to this paragraph shall be made in September of the designated year. In the event of the Participant’s termination of employment for any reason prior to the designated year, the election hereunder shall be void and of no effect and distribution of the Participant’s vested Accounts shall be made as provided in Section 6.02.

An election for distribution as described in this Section 6.05(a) shall not be permitted hereunder on or after January 1, 2008. Any such election made prior to January 1, 2008, shall remain in effect except to the extent otherwise provided in this Section 6.05(a).

(b)	Unforeseeable Emergency. A distribution may be made to or on behalf of a Participant prior to his or her termination of employment to the extent that the Participant demonstrates, to the satisfaction of the Committee, that he or she has encountered an Unforeseeable Emergency. The amount distributed to a Participant on account of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

A Participant’s Compensation Reduction Agreement shall be terminated as soon as administratively feasible following the Participant’s receipt of a distribution due to Unforeseeable Emergency.
6.06	Election to Distribute Deferrals

Effective January 1, 2005, a Participant may make a one-time election to cause the distribution of deferrals credited to the Plan on his or her behalf by his or her Employer for Plan Years ending on or before December 31, 2004. Such election shall be made in a manner that is approved by the Committee and communicated to Participants and shall be subject to the following:
(a)	Applicability. An election made under this Section shall be effective with respect to all vested amounts credited to the Participant’s Accounts for all Plan Years of participation ending on or prior to December 31, 2004. A partial cancellation shall not be permitted. An election made under this Section 6.06 specifically shall not affect contributions made on behalf of the Participant for any Plan Year ending on or after December 31, 2005.

(b)	Revocation, Alteration, and Expiration. A Participant may not revoke, modify, or otherwise alter an election made under this Section. The ability to make an election under this Section shall expire on December 31, 2005.

(c)	Distribution. Upon making an election under this Section, all vested amounts credited to the Participant’s Accounts as of December 31, 2004, and accumulated earnings on such amounts shall be distributed as soon as administratively feasible.

(d)	Tax Consequences. The Participant must acknowledge that the full amount subject to his or her election will be included in his or her taxable income for his or her taxable year ending on December 31, 2005.

(e)	Compliance with Code Section 409A. This Section 6.06 is intended to be administered in good faith compliance with the provisions of Internal Revenue Code Section 409A, any Regulations issued thereunder, and Internal Revenue Service Notice 2005-1. This Section may be amended or otherwise modified only to the extent that such amendment or modification complies with Code Section 409A.
6.07	Designation of Beneficiary

Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his Beneficiary or Beneficiaries to whom his Plan benefits are paid if he dies before receipt of all such benefits. Each Beneficiary designation shall be on a form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime. Each Beneficiary designation filed with the Committee shall cancel all Beneficiary designations previously filed with the Committee. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.
If any Participant fails to designate a Beneficiary in the manner provided herein, or if the Beneficiary designated by a deceased Participant dies before him or before complete distribution of the Participant’s benefits, the Committee, in its sole discretion, may direct the Trustee to distribute such Participant’s benefits (or the balance thereof) to his surviving spouse or to either:
(a)	any one or more of the next of kin of such Participant, and in such proportions as the Committee determines; or

(b)	the estate of the last to die of such Participant and his Beneficiary or Beneficiaries.

ARTICLE VII
NATURE OF PLAN; FUNDING
7.01	No Trust Required

The adoption of this Plan and the segregation of amounts by the Employers with which to discharge their obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain with the Employers, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employers, present and future. This provision shall not require the Employers to set aside any funds, but the Employers may set aside funds if they choose to do so.

7.02	Funding of Obligation

Section 7.01 above to the contrary notwithstanding, the Employers may elect to transfer assets to the Trust, the provisions of which shall at all times require the use of the Trust’s assets to satisfy claims of an Employer’s general unsecured creditors in the event of such Employer’s insolvency and direct that no Participant shall at any time have a prior claim to such assets. The assets of the Trust shall not be deemed to be assets of this Plan.

ARTICLE VIII
ADMINISTRATION
8.01	Appointment of Committee

The Board of Directors of the Company shall appoint a Plan Committee to administer, construe and interpret the Plan. Such Committee, or such successor Committee as may be duly appointed by such Board of Directors, shall serve at the pleasure of the Board of Directors. All usual and reasonable expenses of the Committee shall be paid by the Employers. Decisions of the Committee with respect to any matter involving the Plan shall be final and binding on the Company, its shareholders, each Employer and all officers and other executives of the Employers. For purposes of ERISA, the Committee shall be the “plan administrator.”

8.02	Duties of Committee

The Committee shall maintain complete and adequate records pertaining to the Plan, including but not limited to Participants’ Accounts, amounts transferred to the Trust, reports from the Trustee and all other records that shall be necessary or desirable in the proper administration of the Plan. The Committee shall furnish the Trustee such information as is required to be furnished by the Committee or the Company pursuant to the Trust. The Committee may employ such persons or appoint such agents to assist it in the performance of its duties as it may deem appropriate, including the Administrator. If a member of the Committee is a Participant hereunder, such Committee member shall be precluded from participation in any decision relative to his benefits under the Plan.

8.03	Indemnification of Committee

The Company (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the members of the Committee and the Administrator (the “Indemnified Parties”) against any losses, claims, damages or liabilities to which any of the Indemnified Parties may become subject to the extent that such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based on any act or omission of the Indemnified Party in connection with the administration of this Plan (other than any act or omission of such Indemnified Party constituting gross negligence or willful misconduct), and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by him or her in connection with investigating or defending against any such loss, claim, damage, liability or action. Promptly after receipt by the Indemnified Party of notice of the commencement of any action or proceeding with respect to any loss, claim, damage or liability against which the Indemnified Party believes he or she is indemnified, the Indemnified Party shall, if a claim with respect thereto is to be made against the Indemnifying Party, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission so to notify the

Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party to the extent the Indemnifying Party is not prejudiced by such omission. If any such action or proceeding shall be brought against the Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or reasonable expenses of actions taken at the written request of the Indemnifying Party. The Indemnifying Party shall not be liable for any compromise or settlement of any such action or proceeding effected without its consent, which consent will not be unreasonably withheld.
8.04	Unclaimed Benefits

During the time when a benefit hereunder is payable to any Participant or Beneficiary, the Committee may, at its own instance, mail by registered or certified mail to such Participant or Beneficiary, at his last known address, a written demand for his then address, or for satisfactory evidence of his continued life, or both. If such information is not furnished to the Committee within twelve (12) months from the mailing of such demand, then the Committee may, in its sole discretion, declare such benefit, or any unpaid portion thereof, suspended, with the result that such unclaimed benefit shall be treated as a Forfeiture for the Year with or within which such twelve (12)-month period ends, but shall be subject to restoration through an Employer contribution if the lost Participant or Beneficiary later files a claim for such benefit.

ARTICLE IX
MISCELLANEOUS
9.01	Nonguarantee of Employment

Nothing contained in this Plan shall be construed as a contract of employment between any Employer and any Employee, or as a right of any Employee to be continued in the employment of any Employer, or as a limitation on the right of an Employer to discharge any of its Employees, with or without cause.

9.02	Nonalienation of Benefits

Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

9.03	No Preference

No Participant shall have any preference over the general creditors of an Employer in the event of such Employer’s insolvency.

9.04	Incompetence of Recipient

If the Committee receives evidence satisfactory to it that any person entitled to receive a payment hereunder is, at the time the benefit is payable, physically, mentally or legally incompetent to receive such payment and to give a valid receipt therefor, and that an individual or institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person has been duly appointed, the Committee may direct that such payment be paid to such individual or institution maintaining or having custody of such person, and the receipt of such individual or institution shall be valid and a complete discharge for the payment of such benefit.

9.05	Texas Law to Apply

THIS PLAN SHALL BE CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

9.06	Claims Procedure/Arbitration

If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee. Within sixty (60) days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within sixty (60) days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any documents relevant to the benefit claim and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within sixty (60) days following the hearing thereon, and the Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The final decision of the Committee shall be conclusive and binding on all parties having or claiming to have an interest in the matter being reviewed.
Any dispute or controversy arising out of, or relating to, the payment of benefits pursuant to this Plan shall be settled by arbitration in Dallas, Texas (or, if applicable law requires some other forum, then such other forum) in accordance with the rules then obtaining of the American Arbitration Association. The District Court of Dallas County, Texas or, as the case may be, the United States District Court for the Northern District of Texas shall have jurisdiction for all purposes in connection with any such arbitration. Any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. Arbitration proceedings must be instituted within one (1) year after the claimed breach occurred, and the failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings, and a waiver of all claims, with respect to such breach.

9.07	Reimbursement of Costs

In the event that a dispute arises between a Participant or Beneficiary and the Company or other Employer with respect to the payment of benefits hereunder, and attorney’s fees, expenses and costs are incurred by either party in the course of litigation or otherwise, the party against whom the other party has been successful in such dispute shall reimburse such other party for the full amount of any such attorneys’ fees, expenses and costs.

9.08	Acceleration of Payment

In the event that the Internal Revenue Service formally assesses a deficiency against a Participant on the grounds that an amount credited to such Participant’s Accounts under this Plan is subject to federal income tax (the “Reclassified Amount”) earlier than the time payment otherwise would be made to the Participant pursuant to this Plan, then the Committee shall direct the Employer maintaining such Participant’s Accounts to pay to such Participant and deduct from such Account the Reclassified Amount. To the extent possible, such payment will be made in a manner permitted under Section 409A of the Code and any guidance issued thereunder so as to comply with such Code Section.

ARTICLE X
AMENDMENTS OR TERMINATION OF PLAN
10.01	Amendment

The Board of Directors of the Company, in its sole and unfettered discretion, may amend the Plan at any time, provided such amendment does not contravene the provisions of Section 409A of the Code and related guidance issued thereunder and Section 10.03 hereof.

10.02	Termination

The Board of Directors of Company may terminate the Plan, in its sole and unfettered discretion, at any time; provided, however, that distributions pursuant to the Plan shall not thereby be accelerated but payment shall be made at the time and in the manner specified under Article VI hereof; provided, further, however, that if the Plan and all similar plans sponsored by the Company that are required to be aggregated with the Plan under Regulation Section 1.409A-1(c)(2) are terminated within the thirty (30) days preceding or the twelve (12) months following a Change in Control, payment of all amounts deferred under this Plan and such other plans shall be made in the form of a lump sum, which shall be paid no later than twelve (12) months following the date on which the Plan termination occurs.

10.03	Rights of Participants

No amendment, suspension, or termination of the Plan shall deprive a Participant of the vested amounts allocated to his or her Accounts as of such date. No amendment, suspension, or termination shall be retroactive in effect to the prejudice of any Participant, except to the extent necessary to comply with any provision of federal or applicable state laws or except to the extent necessary to prevent detriment to the Company or any of its Affiliates, or the current taxation of Participants under Code Section 409A and any guidance issued thereunder, as so determined by the Board in its sole and unfettered discretion. The foregoing notwithstanding, in the event it is determined by the Board, in its sole and unfettered discretion, that any provision in this Plan results in a violation of the requirements of Code Section 409A, any Regulations or guidance issued thereunder, or any other applicable law or Regulation, the Board, and any authorized officer so appointed by the Board, shall have the power unilaterally to modify or eliminate any such provision.

Any provision of this Plan to the contrary notwithstanding, no action to modify, amend, supplement, suspend or terminate the Plan on or after the date of a Change in Control shall be effective without the consent of a majority of the Participants in the Plan at the time of such action.

ARTICLE XI
WITHDRAWING EMPLOYERS; TRANSFER TO SUCCESSOR PLAN
11.01	Withdrawing Employers

In the event that a Participating Employer elects to discontinue or revoke its participation in this Plan:
(a)	the Company shall cause to be prepared a new plan (the “Successor Plan”) for the withdrawing Participating Employer, the terms of which shall be identical to the terms of this Plan;

(b)	the Company shall transfer, deliver and assign any and all benefit obligations under this Plan which relate to Participants who are employees of the withdrawing Participating Employer or its subsidiaries to the Successor Plan; and

(c)	the withdrawing Participating Employer shall be deemed to have consented to the adoption of the Successor Plan.
For purposes of this provision, the Successor Plan shall treat all benefit obligations described under (b) above as if they had accrued due to an individual’s service with the withdrawing Participating Employer. Subsequent to the withdrawing Participating Employer’s adoption of the Successor Plan, and the transfer of benefit obligations from this Plan to the Successor Plan, Participants whose benefits were transferred to the Successor Plan shall not be entitled to receive any amounts from this Plan which relate to benefit obligations which accrued prior to the transfer.

11.02	Transfer to Successor Plan

Any provision of this Plan to the contrary notwithstanding, in the event that:
(a)	the Participant terminates employment with the Company or other Participating Employer in connection with the sale, spin-off or other disposition of a direct or indirect subsidiary of the Company or a sale or other disposition of assets of the Company or the assets of a direct or indirect subsidiary of the Company (the “Transaction”);

(b)	in connection with the Transaction, such separated Participant becomes employed by the subsidiary that is sold, spun-off or otherwise disposed of, the purchaser of the subsidiary or assets or other surviving entity in the Transaction, as the case may be, or an affiliate thereof, (the “Successor Employer”); and

(c)	in connection with and effective as of or prior to the closing of the Transaction, the Successor Employer establishes a new plan, the terms of which are substantially identical to the terms of this Plan and which treat all benefit obligations which relate to the Participant (including those transferred to the Successor Plan pursuant to the provisions of this Section) as if they had accrued due to the Participant’s service with the Successor Employer (the “Successor Plan”), and a new rabbi trust, the terms of which are substantially identical to the terms of the Trust (the “Successor Trust”), then the Participant shall not be entitled to a distribution of benefits from this Plan on account of such termination of employment, and the Company or other Participating Employer which formerly employed the Participant and which maintains an Account or Accounts for such Participant under this Plan shall transfer, deliver and assign to the Successor Plan and Successor Employer as of the date the Participant becomes employed by the Successor Employer any and all benefit obligations under this Plan which relate to the Participant, and effective with and subsequent to the adoption of the Successor Plan by the Successor Employer and the transfer of the Participant’s benefit obligations from this Plan to the Successor Plan, the Participant whose benefits were transferred to the Successor Plan shall not be entitled to receive any amounts from this Plan which relate to benefit obligations which accrued prior to the transfer. The preceding provisions to the contrary notwithstanding, the provisions of this Section 11.02 shall not be effective for Transactions that occur on or after the date of a Change in Control without the written consent of a majority of the Participants in the Plan at such time.

11.03	Compliance with Code Section 409A With Regard Article XI

If any provision of this Article XI is determined to violate Section 409A of the Code, such provision shall have no force or effect.

     IN TESTIMONY WHEREOF, TRINITY INDUSTRIES, INC. has caused this instrument to be executed in its name and on its behalf, by the officer thereunto duly authorized, this 31st day of December, 2007, effective as of January 1, 2005 or as otherwise provided herein.

TRINITY INDUSTRIES, INC.
By:	/s/ Timothy R. Wallace
Title: Chief Executive Officer

ATTEST:

/s/ Paul M. Jolas

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me on the 31st day of December, 2007, by Paul M. Jolas of TRINITY INDUSTRIES, INC., a Delaware corporation, on behalf of said corporation.

/s/ Julie Slayden

Notary Public in and for the State of Texas

My Commission Expires:	Printed Name of Notary:

8/25/2011	Julie Slayden